UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 26, 2013

THE INTERGROUP CORPORATION

(Exact name of Registrant as Specified in its charter)

Delaware	1-10324	13-3293645
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

10940 Wilshire Blvd., Suite 2150, Los Angeles, CA	90024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 889-2500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 26, 2013, the Compensation Committee of the Company’s Board of Directors amended, subject to shareholder approval, the Company’s 2010 Omnibus Employee Incentive Plan (the “2010 Plan”) to: (i) increase the number of shares of the Company’s common stock available under the Plan from 200,000 to 400,000 shares; and (ii) increase the maximum number of shares which may be granted to any participant in the 2010 Plan from 100,000 to 200,000 shares. The Company has received firm written commitments that at least 52% of the outstanding shares of the Company will vote in favor of the proposed amendments to the 2010 Plan.

In addition, the Compensation Committee authorized, subject to shareholder approval, a grant of non-qualified and incentive stock options for an aggregate of 160,000 shares to the Company’s President and Chief Executive Officer, John V. Winfield. The grant of stock options was made pursuant to, and consistent with, the 2010 Plan. The non-qualified stock options are for 133,195 shares and have a term of ten years, expiring on December 26, 2023, with an exercise price of $18.65 per share. The incentive stock options are for 26,805 shares and have a term of five years, expiring on December 26, 2018, with an exercise price of $20.52 per share. In accordance with the terms of the 2010 Plan, the exercise prices were based on 100% and 110%, respectively, of the fair market value of the Company’s common stock as determined by reference to the closing price of the Company’s common stock as reported on the NASDAQ Capital Market on the date of grant. The stock options are subject to time vesting requirements, with 20% of the options vesting annually commencing on the first anniversary of the grant date.

The Compensation Committee also approved an increase in the aggregate annual base compensation which Mr. Winfield receives from the Company and its affiliates Portsmouth Square, Inc. (“Portsmouth”) and Santa Fe Financial Corporation, by a total of $250,000, of which it is anticipated that approximately $150,000 will be paid by the Company and approximately $100,000 will be paid by Portsmouth. .

In connection with the successful completion of the refinancing of the Hilton San Francisco-Financial District (which is owned by the Company’s affiliate Justice Investors (“Justice”)) and the redemption of limited partnership interests, which effectively increased Portsmouth’s ownership position in Justice from 50% to approximately 93%, the Compensation Committee approved payments to certain officers of Justice and the Company, as well as to certain directors of the Company, all of whom were instrumental in such transactions. Such payments have been accrued in the current fiscal year and are expected to be paid in fiscal 2014 and 2015. The approved payments include $500,000 to Mr. Winfield and $250,000 to Mr. Zybala. Said fees will be paid by Justice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERGROUP CORPORATION

Date: January 2, 2014	By:	/s/Michael G. Zybala
Name: Michael G. Zybala
Title: Asst. Secretary & General Counsel